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                                                                   Exhibit 23.3
                                                                   ------------


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-14335 of Golden Books Family Entertainment, Inc. (formerly Western Publishing Group, Inc.) on Form S-3 of our reports dated April 2, 1996 (which reports express an unqualified opinion and include an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 106), appearing in and incorporated by reference in the Annual Report on 10-K of Golden Book Family Entertainment, Inc. for the year ended February 3, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.


/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
January 6, 1997